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                                                                     EXHIBIT 2.6

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                          AGREEMENT AND PLAN OF MERGER


                                      among


                         SCB COMPUTER TECHNOLOGY, INC.,
                             PTI ACQUISITION, INC.,
                            PROVEN TECHNOLOGY, INC.,


                                       and


                               THE SHAREHOLDERS OF
                             PROVEN TECHNOLOGY, INC.

                           Dated as of April 22, 1998






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                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 22nd day of April, 1998, by and among SCB Computer Technology, Inc., a Tennessee corporation ("SCB"), PTI Acquisition, Inc., a newly formed Tennessee corporation and wholly owned subsidiary of SCB ("Merger Sub"), Proven Technology, Inc., a New York corporation ("PTI"), and each of the shareholders of PTI as identified on the signature pages hereto (individually, a "PTI Shareholder," and, collectively, the "PTI Shareholders").

                                    RECITALS

        A. The Boards of Directors of SCB, Merger Sub and PTI each have determined that a business combination between SCB and PTI is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

        B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes it is intended that the merger shall be accounted for as a pooling of interests.

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), PTI shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of PTI shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of SCB. The Merger shall have the effects specified in Section 48-21-108 of the Tennessee Business Corporation Act ("TBCA") and in Section 906 of the New York Business Corporation Law ("NYBCL").

        1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 7 shall be fulfilled or waived in accordance herewith or at such other time, date, or place as SCB and



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PTI may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        1.3 Effective Time. If all the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall cause Articles of Merger, in the form attached hereto as Exhibit A-l, a Certificate of Merger, in the form attached hereto as Exhibit A-2 and a Plan of Merger, in the form attached hereto as Exhibit A-3, to be properly executed and filed in accordance with the applicable provisions of the TBCA and the NYBCL on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger with the Tennessee Secretary of State and New York Secretary of State or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2.

                                CHARTER, BYLAWS,
             AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

        2.1 Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall, except as provided in the Plan of Merger attached as Exhibit A-3, be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

        2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

        2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

        2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 3.

                             CONVERSION OF PTI STOCK

        3.1 Conversion of PTI Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of PTI, each issued and outstanding share of capital stock, no par value, of PTI (the "PTI Common Stock") shall be converted into, and become exchangeable for, the right to receive the number of shares of validly issued, fully paid, and nonassessable common stock, par value $.01 per share, of SCB (the "SCB Common Stock"), determined by dividing the Aggregate Issuable SCB Shares (as defined below) by the outstanding shares of PTI Common Stock. The aggregate number of shares of SCB Common Stock issuable in



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



connection with the Merger is sometimes referred to herein as the "Merger Consideration." For purposes of this Agreement, the capitalized terms shall have the definitions set forth below:

               (a) "Aggregate Issuable SCB Shares" shall mean 543,724 shares of SCB Common Stock determined by dividing $6,000,000 by the Average Price (as defined below).

               (b) The "Average Price" of SCB Common Stock shall mean the average of the closing sales prices of SCB Common Stock as reported on The Nasdaq Stock Market ("Nasdaq") for the twenty trading days immediately preceding April 10, 1998, which Average Price is $11.035 (adjusted to reflect the two-for-one stock split in the form of a stock dividend payable on April 27, 1998 to shareholders of record on April 13, 1998).

        3.2    Escrow Shares.

               (a) At the Closing, pursuant to an Indemnity and Escrow Agreement, substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"), the parties shall establish an escrow (the "Escrow Fund") comprised of 54,372 shares of SCB Common Stock (the "Escrow Shares"), which represents 10% of the Merger Consideration issuable to the PTI Shareholders at the Effective Time pursuant to Section 3.1. The Escrow Shares shall be maintained in escrow for the purposes of satisfying claims by SCB for indemnification under Article 9 and the Escrow Agreement until such time (but in no event later than July 29, 1999 except as provided in the Escrow Agreement) as the independent public accounting firm for SCB shall have issued its audit report on the SCB financial statements as of and for the fiscal year ending April 30, 1999 (the "Escrow Period").

               (b) Upon expiration of the Escrow Period, and subject to the terms of Section 3.2(c) and Article 9 and the Escrow Agreement, the escrow agent under the Escrow Agreement (the "Escrow Agent") shall deliver or cause to be delivered to each PTI Shareholder a certificate representing the number of shares of SCB Common Stock comprising such PTI Shareholder's portion of the Escrow Shares determined pro rata in proportion to the number of shares of SCB Common Stock received by such PTI Shareholder in the Merger (the "Pro Rata Portion").

               (c) If, upon expiration of the Escrow Period, SCB shall have asserted a claim for indemnity in accordance with the Escrow Agreement and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow, and withhold from delivery to each PTI Shareholder, each PTI Shareholder's Pro Rata Portion of the value of the asserted amount of the claim until such matter is resolved. If it is finally determined that SCB is entitled to recover on account of such claim, the Escrow Agent shall deliver or cause to be delivered to SCB that number of Escrow Shares equal to the amount due and payable with respect to such claim (applied against each PTI Shareholder's Pro Rata Portion). The remainder of each PTI Shareholder's Pro Rata Portion, if any, following any delivery of Escrow Shares to SCB in accordance with this Section 3.2(c) and the Escrow Agreement,



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        shall be delivered to each PTI Shareholder pursuant to this Agreement, without interest. For purposes of this Section 3.2(c), a final determination with respect to a claim will occur only as provided in the Escrow Agreement. For purposes of this Section 3.2 and Article 9, each Escrow Share shall be deemed to have a value equal to the Average Price, and such value shall apply throughout the duration of the Escrow Period.

               (d) The right to receive Escrow Shares upon expiration of the Escrow Period is an integral part of the Merger Consideration, and shall not be transferable or assignable by, but shall inure to the benefit of the heirs, representatives, or estate of, any PTI Shareholder.

        3.3 Fractional Shares. In lieu of the issuance of fractional shares of SCB Common Stock, each PTI Shareholder, upon surrender of a certificate which immediately prior to the Effective Time represented PTI Common Stock, shall be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of SCB Common Stock to which such holder would be entitled under Section 3.1, but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of SCB Common Stock shall be such fraction multiplied by the Average Price.

        3.4 Status of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

        3.5 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing PTI Common Stock, upon surrender thereof to SCB, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of SCB Common Stock into which such holder's PTI Common Stock was converted, less such PTI Shareholder's Pro Rata Portion. Until so surrendered, each outstanding certificate representing PTI Common Stock shall be deemed for all purposes to represent the number of whole shares of SCB Common Stock into which the PTI Common Stock theretofore represented shall have been converted. SCB may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of SCB Common Stock to the holders of certificates representing PTI Common Stock until such certificates are surrendered for exchange; provided, however, that, subject to the rights of SCB under its charter, upon surrender and exchange of such PTI Common Stock certificates there shall be paid to the record holders of the SCB stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of SCB Common Stock into which the PTI Common Stock theretofore represented thereby shall have been converted and which have not previously been paid.

        3.6 Stock Splits, Etc. of SCB Common Stock. In the event SCB changes the number of shares of SCB Common Stock issued and outstanding following the date of this Agreement but prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization, or any other transaction in which any security of SCB or any other entity or cash is issued or paid in



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respect of the outstanding shares of SCB Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

        3.7 Consent to Merger; Waiver of Dissenters' Rights. By their execution of this Agreement each PTI Shareholder (a) consents to the terms of the Merger and to the taking of shareholder action to approve the Merger without a meeting,
(b) acknowledges that he is aware of his rights to dissent to the Merger and demand payment for his shares of PTI Common Stock in accordance with the NYBCL and PTI's bylaws, and (c) waives such rights to dissent and demand payment.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PTI AND THE
                                PTI SHAREHOLDERS

        Except as set forth in the disclosure letter delivered prior to the execution hereof to SCB (the "PTI Disclosure Letter"), PTI and the PTI Shareholders, jointly and severally, represent, warrant, and agree as follows:

        4.1 Existence; Good Standing; Corporate Power and Authority. PTI is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. PTI is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of PTI (a "PTI Material Adverse Effect"). PTI has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as now conducted. PTI has provided to SCB complete and correct copies of its articles of incorporation and bylaws, each of which is in full force and effect.

        4.2 Authorization, Validity and Effect of Agreements. PTI has the full corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the Merger have been approved by PTI's Board of Directors and the PTI Shareholders and the consummation by PTI of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of PTI and the PTI Shareholders, enforceable in accordance with their respective terms.

        4.3 Capitalization. The authorized capital stock of PTI consists of 200 shares of PTI Common Stock, 20 shares of which are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the PTI Shareholders as set forth in the PTI Disclosure Letter.



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PTI has no outstanding capital stock, bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of PTI on any matter. All issued and outstanding shares of PTI Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate PTI to issue, transfer, or sell any shares of its capital stock. None of the outstanding shares of PTI Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

        4.4 Other Interests. PTI does not own, directly or indirectly, or have any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust, or other entity.

        4.5 No Violation. Neither the execution and delivery by PTI and the PTI Shareholders of this Agreement nor the consummation by PTI and the PTI Shareholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of PTI; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of PTI or any PTI Shareholder pursuant to any material commitment, lease, contract, or other material agreement or instrument to which PTI or any PTI Shareholder is a party; or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to PTI or any PTI Shareholder.

        4.6 Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to PTI or any PTI Shareholder in connection with the execution and delivery of this Agreement by PTI or any PTI Shareholder, or the consummation by PTI or any PTI Shareholder of the transactions contemplated hereby, which the failure to obtain would have a PTI Material Adverse Effect.

        4.7 Financial Statements. Prior to the date hereof, PTI has delivered to SCB its unaudited financial statements for the years ended December 31, 1995, 1996, and 1997. Each of the balance sheets provided to SCB by PTI (including the related notes and schedules, if any) fairly presents the financial position of PTI as of their respective dates and each of the statements of income, stockholders' equity, and cash flows provided to SCB by PTI (including any related notes and schedules, if any) fairly presents the results of operations, stockholders' equity, and cash flows of PTI for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein. Such financial statements have been prepared from the books and records of PTI which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of PTI. As of December 31, 1997, or any subsequent date for which a balance sheet is provided, PTI did not have any liabilities, contingent or otherwise,


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whether due or to become due, known or unknown, other than as indicated on the balance sheet of such date.

        4.8 No Material Adverse Charges. Since December 31, 1997, there has not been (i) any material adverse change in the financial condition, results of operations, business, prospects, assets, or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of PTI; (ii) any dividend declared or paid or distribution made on the capital stock of PTI, or any capital stock thereof redeemed or repurchased; (iii) any incurrence by PTI of long term debt; (iv) any salary, bonus, or compensation increases to any officers, employees, or agents of PTI; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting PTI; or (vi) any other transaction entered into by PTI, except in the ordinary course of business and consistent with past practice.

        4.9 Tax Matters.

        (a) For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

        (b) PTI has duly and timely filed all Tax Returns and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from it by federal, foreign, state, or local taxing authorities or has set up an adequate reserve for all Taxes payable by PTI accrued through the date of such financial statements. True and correct copies of all Tax Returns relating to federal taxes and state income and sales taxes and other charges for the period from organization through December 31, 1997 have been heretofore delivered to SCB. The accruals and reserves for Taxes contained in the financial statements and carried on the books of PTI (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities. Since December 31, 1997, PTI has not incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of PTI (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or, to PTI's knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against PTI, and PTI is aware of no substantial basis for any such claims. PTI has not granted or been requested to grant any extension of the



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limitation period applicable to any claim for Taxes or assessments with respect to Taxes. PTI is not a party to any Tax allocation or sharing agreement. PTI has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). PTI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or shareholder, where failure to do so would have a PTI Material Adverse Effect.

        (c) The PTI Disclosure Letter lists each jurisdiction in which PTI files Tax Returns for each period or portion thereof ending on or before the Closing Date. Except as set forth in the PTI Disclosure Letter, there is no claim outstanding against PTI by any taxing authority in a jurisdiction where PTI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (d) All material elections with respect to Taxes affecting PTI as of the date hereof are set forth in the PTI Disclosure Letter.

        (e) All joint ventures, partnerships, or other arrangements or contracts to which PTI is a party and that could be treated as a partnership for federal income tax purposes are set forth in the PTI Disclosure Letter.

        (f) PTI (i) has not filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by PTI; (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of PTI for Taxes; (iii) has not made an election, and is not required, to treat any asset of PTI as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local tax provision.

        (g) As soon as practicable following the Effective Time, the PTI Shareholders shall, on behalf of PTI, timely file all Tax Returns for, and pay all Taxes due with respect to, the short period in 1998 ending on the Closing Date. The PTI Shareholders shall close PTI's books on the Closing Date and shall report on PTI's federal corporate income Tax Return for the short period ending on the Closing Date all items of income, loss, deduction, and credit arising during the short period under PTI's method of accounting.

        4.10 Employees and Fringe Benefit Plans.

        (a) The PTI Disclosure Letter sets forth the names, ages, and titles of all members of the Board of Directors and officers of PTI and all employees of PTI earning in excess of



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$30,000 per year, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

        (b) The PTI Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of PTI, whether legally binding or not, that affects one or more of PTI's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). All Plans that are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Pension Plans."

        (c) For each Plan that is an "employee benefit plan" under Section 3(3) of ERISA, PTI has delivered to SCB correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

        (d) PTI has no commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan; (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The PTI Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

        (e) PTI has no unfunded past service liability in respect of any of its Plans; the actually computed value of vested benefits under any Pension Plan (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Pension Plan; neither PTI, nor any Plan nor any trustee, administrator, fiduciary, or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, PBGC-1's, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding, or investigation pending or threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in


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Section 4043 of ERISA with respect to any Pension Plan for which the 30-day notice requirement has not been waived by the PBGC; and each Pension Plan and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

        (f) Except where failure to do so would not have a PTI Material Adverse Effect, PTI and its subsidiaries have complied in all respects with all applicable federal, state, and local laws, rules, and regulations relating to employees' employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

        (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by PTI to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of PTI to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

        (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

        (i) Neither PTI nor any member in a "controlled group" with PTI (as defined in ERISA) has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and PTI has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203, or 4205 of ERISA.

        (j) No Pension Plan has been completely or partially terminated nor has any proceeding been instituted by the PBGC to terminate any such Pension Plan; PTI does not presently owe any liability to the PBGC or the Internal Revenue Service with respect to any Pension Plan including, but not by way of limitation, any liability of PBGC premiums or excise taxes under Code Section 4971, nor is there a lien on any assets of PTI in favor of PBGC.


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





        4.11 Assets. PTI owns the assets reflected in the December 31, 1997 balance sheet, including the leasehold estates, with good and marketable title, free and clear of any and all claims, liens, mortgages, security interests, or encumbrances whatsoever, and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, securities interests, or encumbrances The buildings, plants, structures, and equipment owned or leased by PTI are structurally sound, in good operating condition and repair, and are adequate for the uses for which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost. The assets of the business of PTI reflected in the December 31,1997 balance sheet are sufficient for the continued conduct of the business of PTI after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

        4.12 Accounts Receivable. All accounts receivable of PTI that are reflected on the balance sheet dated December 31, 1997, or on the accounting records of PTI as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet dated December 31,1997, or on the accounting records of PTI as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the balance sheet dated December 31, 1997, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        4.13 Lawful Operations. PTI has been and currently is conducting its business, and each of the premises leased or owned by PTI have been and now are being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same, except where the failure to so comply would not have a PTI Material Adverse Effect.

        4.14 Litigation. There is no suit, action, or proceeding pending or, to the knowledge of PTI or any of the PTI Shareholders, threatened against or affecting PTI, which, if adversely determined, could have a PTI Material Adverse Effect. PTI is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

        4.15 Corporate Records; Other Information. The minute books of PTI, copies of which have been provided to SCB, constitute complete and accurate records of all meetings and actions taken by the board of directors, committees of the board of directors, and the shareholders thereof. To PTI's and each of the PTI Shareholder's knowledge, all documents and other written information as to existing facts relating to PTI and its assets and liabilities which have been provided to SCB in connection with this Agreement are true, correct, and complete in all material respects except to the extent that any such documents or other written information was later specifically supplemented or corrected prior to the date of this Agreement with additional documents or written information that were provided to SCB.

        4.16 Intellectual Property Rights. PTI owns or possesses the right to use all trademarks, service marks, trade names, slogans, copyrights in published and unpublished works, patents, patent applications, inventions and discoveries that may be patentable, rights in mask works, and all trade secrets including, but not limited to, customer lists, software, and technical information, it currently uses without any conflict or alleged conflict with the rights of others, except where any such conflict would not have a PTI Material Adverse Effect. All copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within ninety days after the Closing Date. No copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by a copyright have been marked with the proper copyright notice.

        4.17 Hazardous Substances.

        (a) PTI has not authorized nor conducted nor has knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental Law (as defined below), or has required or could require remediation expenditures) any hazardous substance, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product, or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled, or potentially subject to any remediation requirement under any environmental law (collectively, "Hazardous Materials"), on, in, or under any real property owned, leased, or by any means controlled by it;

        (b) PTI is in compliance with all federal, state, and local laws, ordinances, rules, regulations, and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment (collectively, "Environmental Laws");

        (c) PTI has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws;

        (d) PTI has not received any written or oral notice from any governmental entity or any other person and there is no pending or, to PTI's or any PTI Shareholder's knowledge, threatened claim, litigation or any administrative agency proceeding that: alleges a violation of any Environmental Law by PTI; alleges PTI is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq., or any state superfund law; has resulted in or could result in the attachment of an environmental lien on any real property owned, leased, or controlled by PTI; or alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage, or personal injury based on its activities or the activities of PTI's predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

        4.18 Certain Business Practices and Regulations. Neither PTI nor to PTI's knowledge any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

        4.19 Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, and other customary matters held by or on behalf of PTI ("Insurance Policies") are described in the PTI Disclosure Letter and have been made available to SCB. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect. PTI is not in default with respect to any material provision contained in any Insurance Policy. PTI has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied.

        4.20 No Brokers. PTI has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of PTI or SCB to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        4.21 SCB Stock Ownership; Investment Intent.

        (a) Neither PTI nor any of the PTI Shareholders owns, beneficially or otherwise, any shares of SCB Common Stock.

        (b) The shares of SCB Common Stock issuable in the Merger are being acquired by the PTI Shareholders for investment and not with a view to the distribution thereof, and each of the PTI Shareholders acknowledges and understands that the certificate(s) representing such shares of SCB Common Stock (including the Escrow Shares) will bear a legend in substantially the following form:

        THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

        THE COMPANY WILL FURNISH THE HOLDER HEREOF INFORMATION REGARDING THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, AND LIMITATIONS APPLICABLE TO EACH CLASS AND THE VARIATIONS AND RIGHTS, PREFERENCES, AND LIMITATIONS DETERMINED FOR EACH SERIES OF STOCK ISSUED BY THE COMPANY (AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE VARIATIONS FOR FUTURE SERIES) UPON REQUEST IN WRITING AND WITHOUT CHARGE.

        UNTIL THE DATE THE COMPANY HAS PUBLISHED ITS FINANCIAL RESULTS FOR A PERIOD OF AT LEAST 30 DAYS OF POST-MERGER COMBINED OPERATIONS, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT AND PLAN OF MERGER BETWEEN THE COMPANY AND THE REGISTERED HOLDER HEREOF, A COPY OF WHICH IS ON FILE AT THE COMPANY'S PRINCIPAL OFFICES.

        (c) Each PTI Shareholder, severally and not jointly, represents and warrants as follows:

            (i) Each of the PTI Shareholders is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

            (ii) Each of the PTI Shareholders has received and reviewed copies of SCB's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 and SCB's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 1997, October 31,1997, and January 31, 1998 (collectively, the "SEC Reports"), which contain certain information regarding SCB and its business. Each of the PTI Shareholders confirms that SCB has made available to him or to his representatives the opportunity to ask questions of SCB's officers and directors and to acquire such information about the shares of SCB Common Stock and the business and financial condition of SCB as the PTI Shareholders have requested, which additional information has been received.

             (iii) In deciding to acquire shares of SCB Common Stock pursuant to Article 3 hereof, the PTI Shareholders have consulted with their legal, financial, and tax advisers with respect to the Merger and the nature of the investment together with additional information concerning SCB set forth in the SEC Reports and any additional information provided under subsection (ii) above.

             (iv) The financial condition of each of the PTI Shareholders is such that he can bear the risk of this investment indefinitely and can afford to bear the loss of his entire investment. Each PTI Shareholder has adequate means of providing for his current needs and personal contingencies and has no need for liquidity in his investment in SCB. Each of the PTI Shareholders, either alone or with his representatives, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in SCB.

        4.22 Pooling of Interests. To the knowledge of the officers of PTI and the PTI Shareholders, after consulting with independent accountants, PTI has not taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 ("APB 16"), the interpretive releases issued pursuant thereto, and the pronouncements of the Securities and Exchange Commission (the "SEC").

        4.23 Limitations on Sales of Shares. Each PTI Shareholder has discussed with counsel, to the extent such PTI Shareholder felt necessary, the requirements, limitations, and restrictions on his ability to sell, transfer, or otherwise dispose of the SCB Common Stock to be received in the Merger, and fully understands the requirements, limitations, and restrictions on his ability to transfer, sell, or otherwise dispose of the SCB Common Stock.

        4.24 Full Disclosure. All of the information provided by PTI and its representatives herein or in the PTI Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by PTI or the PTI Shareholders in or pursuant to this Agreement or the PTI Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading. Neither PTI nor the PTI Shareholders has withheld from SCB or its representatives disclosure of any event, condition, or fact that could have a PTI Material Adverse Effect.

                                   ARTICLE 5.

              REPRESENTATIONS AND WARRANTIES OF SCB AND MERGER SUB

        Except as set forth in the disclosure letter delivered at or prior to the execution hereof to PTI (the "SCB Disclosure Letter"), SCB and Merger Sub, jointly and severally, represent, warrant and agree as follows:

        5.1 Existence; Good Standing; Corporate Authority. Each of SCB and Merger Sub is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. SCB is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, or financial condition of SCB (an "SCB Material Adverse Effect"). SCB has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as now conducted.

        5.2 Authorization, Validity, and Effect of Agreements. Each of SCB and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by SCB and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of SCB and Merger Sub, enforceable in accordance with their respective terms. The issuance and delivery by SCB of shares of SCB Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of SCB. The shares of SCB Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

        5.3 Capitalization. The authorized capital stock of SCB consists of 1,000,000 shares of preferred stock, none of which is issued and outstanding, and 50,000,000 shares of SCB Common Stock, of which 22,505,826 shares (adjusted to refect the two-for-one stock split payable in the form of a stock dividend on April 27, 1998 to shareholders of record on April 13, 1998) were issued and outstanding as of April 14, 1998. SCB has no outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of SCB on any matter. All issued and outstanding shares of SCB Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. Other than pursuant to this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate SCB to issue, transfer, or sell any shares of capital stock of SCB.

        5.4 Subsidiaries. The SCB Disclosure Letter sets forth the outstanding capital stock of Merger Sub and each corporation, partnership, or other entity of which at least a majority of the voting interest is owned directly or indirectly by SCB (an "SCB Subsidiary"). Merger Sub has not engaged in any activity other than in connection with the transactions contemplated by this Agreement.

        5.5 Other Interests. Neither SCB nor Merger Sub owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, or other entity, except for the SCB Subsidiaries.

        5.6 No Violation. Neither the execution and delivery by SCB and Merger Sub of this Agreement, nor the consummation by SCB and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of SCB or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of SCB or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which SCB or Merger Sub is a party; or (iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to SCB or Merger Sub.

        5.7 SEC Documents. Prior to the date hereof, SCB has delivered to PTI and the PTI Shareholders copies of the SEC Reports. The SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of SCB as of their respective dates and each of the consolidated statements of income, shareholders' equity, and cash flows included in the SEC Reports (including any related notes and schedules) fairly present, in all material respects, the results of operations, shareholders' equity, and cash flows of SCB for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

        5.8 Pooling of Interests. To the knowledge of the officers of SCB, after consulting with independent accountants and other advisors, SCB has not taken or failed to take any actions that would prevent the accounting for the Merger as a pooling of interests in accordance with APB 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

                                   ARTICLE 6.

                                    COVENANTS

        6.1 Covenants of SCB and PTI. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise specifically consent in writing) each of SCB and PTI covenants with the other that, insofar as the obligations relate to it:

            (a) Each of SCB and PTI shall carry on their respective businesses in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect.

            (b) From the date hereof to the Effective Time, each of SCB and PTI shall allow all designated officers, attorneys, accountants, and other representatives of the other access at all reasonable times during regular business hours to the records and files, correspondence, audits, and properties, as well as to all information relating to commitments, contracts, titles, and financial position, or otherwise pertaining to the business and affairs, of SCB and PTI.

            (c) Each of SCB and PTI will promptly file or submit and diligently prosecute any and all applications or notices with public authorities, federal, state, or local, domestic or foreign, and all other requests for approvals of any private persons, the filing or granting of which is necessary or appropriate, or is deemed necessary or appropriate by any party hereto, for the consummation of the transactions contemplated hereby.

            (d) Except as and to the extent required by law, each of SCB and PTI hereby agrees not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to any other party hereto furnished, or to be furnished, by such other party or its representatives in connection herewith at any time or in any manner other than in connection with their respective evaluations of the Merger. Neither PTI nor any of the PTI Shareholders or representatives shall make any public statements regarding the Merger or this Agreement without the prior written approval of SCB.

        6.2 Covenants of PTI and the PTI Shareholders. PTI and the PTI Shareholders covenant and agree that:

            (a) between the date hereof and continuing until the Effective Time
        (i) they shall, and shall direct and use their best efforts to cause PTI's directors, officers, employees, advisors, accountants, and attorneys (the "Representatives"), not to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of PTI (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) they will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2(a); and (iii) they will notify SCB immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

               (b) Between the date hereof and continuing until the Effective Time, PTI will make all normal and customary repairs, replacements, and improvements to its facilities, properties, and equipment and, without limiting the generality of the covenants set forth in Section 6.1(a), will not:

                   (i) change its articles of incorporation, bylaws, or
               capitalization or merge or consolidate with or into or otherwise acquire any interest in any entity;

                   (ii) declare, set aside, or pay any cash dividend or
               other distribution on or in respect of shares of its capital stock, or any redemption, retirement, or purchase with respect to its capital stock or issue any additional shares or rights or options or agreements to acquire shares of its capital stock;

                   (iii) discharge or satisfy any lien, charge, encumbrance,
               or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

                   (iv) authorize, guarantee, or incur indebtedness
               aggregating in excess of $50,000;

                   (v) make any capital expenditures or capital additions or
               betterments, or commitments therefor, aggregating in excess of $50,000;

                   (vi) loan funds to any person;

                   (vii) institute, settle, or agree to settle any litigation, action, or proceeding before any court or governmental body;

                   (viii) sell, lease, mortgage, pledge, or subject to any
               other encumbrance or otherwise dispose of any of its property or assets, tangible or intangible, other than in the ordinary course of business;

                   (ix) except in the ordinary course of business consistent
               with past practice, authorize any compensation increases of any kind whatsoever for any employee (provided PTI shall pay owing or accrued deferred compensation) or adopt or amend any existing severance plan or other Plan;

                   (x) make any new elections with respect to Taxes, or any
               changes in current elections with respect to Taxes; or

                   (xi) enter into any contract, agreement, commitment, or
               arrangement to do any of the foregoing.

               (c) Between the date hereof and continuing until the Effective Time, neither PTI nor the PTI Shareholders shall take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition, or thing that would cause the representations and warranties made by them herein not to be true, correct, complete, and accurate as of the Closing Date.

               (d) Prior to the Effective Time, PTI shall promptly provide to SCB monthly and quarterly unaudited financial statements of PTI for periods from and after December 31, 1997, prepared in accordance with generally accepted accounting principles consistently applied.

               (e) Prior to and continuing until the Effective Time, PTI and the PTI Shareholders shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code; or (iii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.

               (f) None of the PTI Shareholders will, publicly or privately, sell, transfer, or otherwise dispose of, or reduce his or her interest in or risk relating to any SCB Common Stock issued to him pursuant to the Merger, or any other SCB Common Stock issued to such PTI Shareholder upon exercise of any instrument exercisable for SCB Common Stock held by him or her, until such time as the financial results covering at least 30 days of post-Merger combined operations of SCB and PTI have been published by SCB (within the meaning of the pooling rules established by the SEC's Accounting Series Release Nos. 130 and 135.)

               (g) Until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, each PTI Shareholder will not sell, transfer, or otherwise dispose of, or reduce such person's interest in or risk relating to, any PTI Common Stock or any instrument exercisable for or convertible into PTI Common Stock currently owned by the PTI Shareholder.

               (h) Within ninety (90) days of the Closing Date, John Severini, who is a shareholder of Proven Technology Perpetual Systems, Inc., a New York corporation ("Perpetual Systems"), will dispose of all his interest in Perpetual Systems and will cause Perpetual Systems to file Articles of Amendment to its Articles of Incorporation to change its name to one bearing no similarity to Proven Technology, Inc.

        6.3 Covenants of SCB. SCB Covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that PTI shall otherwise consent in writing),

            (a) it will promptly prepare and submit to Nasdaq a notification for listing additional shares covering the shares of SCB Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the date such shares are transferable by the PTI Shareholders, approval for the listing of such SCB Common Stock, subject, if applicable, to official notice of issuance.

            (b) prior to and after the Effective time, SCB shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, or (iii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.

                                   ARTICLE 7.

                                   CONDITIONS

        7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

            (b) All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time, and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, or registration would not have a material adverse effect on the business of SCB and PTI, taken as a whole, following the Effective Time.

            (c) SCB shall have received from PTI copies of all resolutions adopted by the Board of Directors and shareholders of PTI in connection with this Agreement and the transactions contemplated hereby. PTI shall have received from SCB and Merger Sub copies of all resolutions adopted by the Board of Directors and shareholders of each respective company in connection with this Agreement and the transactions contemplated hereby.

        7.2 Conditions to Obligations of PTI and the PTI Shareholders to Effect the Merger. The obligations of PTI and the PTI Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) SCB shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of SCB and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and PTI shall have received a certificate of the President or the Chief Financial Officer of SCB, dated the Closing Date, certifying to such effect.

            (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, or operations of SCB, that would have or would be reasonably likely to have an SCB Material Adverse Effect.

            (c) PTI and the PTI Shareholders shall have received a written opinion, dated as of the Closing Date, from Bass, Berry & Sims PLC substantially in the form of Exhibit C attached hereto.

        7.3 Conditions to Obligations of SCB and Merger Sub to Effect the Merger. The obligations of SCB and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) PTI and the PTI Shareholders shall have performed their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PTI and the PTI Shareholders contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date to the same extent as if made on the Closing Date, and SCB shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of PTI dated the Closing Date, certifying to such effect.

            (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations, or prospects of PTI, that would have or would be reasonably likely to have a PTI Material Adverse Effect.

            (c) SCB shall be satisfied that the Merger will qualify for accounting by SCB as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission. In connection therewith, SCB shall have received, on or before the Closing Date, a letter from Ernst & Young, LLP (or any other accountants of SCB's choosing), dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by SCB as a "pooling of interests" for accounting purposes.

            (d) SCB shall have received a written opinion, dated as of the Closing Date, from John R. Lynch, P.C., substantially in the form of Exhibit D attached hereto.

            (e) John Severini shall have executed an Employment Agreement, substantially in the form of Exhibit E attached hereto.

            (f) All loans to officers and employees of the Company listed on the PTI Disclosure Letter shall have been repaid.

            (g) Merger Sub and Twenty Keyland Corp. shall have executed a Lease, substantially in the form of Exhibit F attached hereto.

                                   ARTICLE 8.

                                   TERMINATION

        8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual consent of SCB and PTI.

        8.2 Termination by Either SCB or PTI. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either SCB or PTI if (a) the Merger shall not have been consummated by May 30, 1998 or
(b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order, or decree.

        8.3 Termination by PTI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of PTI, if (a) there has been a breach by SCB or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an SCB Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of SCB, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by PTI to SCB.

        8.4 Termination by SCB. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of SCB, if (a) there has been a breach by PTI or the PTI Shareholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a PTI Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of PTI or the PTI Shareholders, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by SCB to PTI.

        8.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article 8, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents, or shareholders of any of them.

        8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9.

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

        9.1 Survival of Representations and Warranties. The representatives and warranties of the parties contained in Articles 3 and 4 of this Agreement shall survive the Merger for a period expiring on July 29, 1999.

        9.2 Indemnity Obligations of the PTI Shareholders. Subject to the provisions of this Article 9 and the Escrow Agreement, the PTI Shareholders, jointly and severally, in accordance with the Escrow Agreement, agree to indemnify and hold SCB harmless from, and to reimburse SCB for, any losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, and attorneys' fees and expenses actually incurred (collectively "Losses") arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by PTI or PTI's Shareholders in this Agreement.

        9.3 Indemnification by SCB. Subject to the provisions of this Article 9, SCB will indemnify, defend, and hold harmless the PTI Shareholders from, and reimburse the PTI Shareholders for, any Losses arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by SCB or Merger Sub in this Agreement. The PTI Shareholders' exercise of their rights to indemnification pursuant to this Article 9 will not constitute an election of remedies or otherwise limit them in the enforcement of any other remedies that may be available to them.

                                   ARTICLE 10.

                     REGISTRATION AND SALE OF MERGER SHARES

        10.1 Registration Rights.

        (a) Provided that SCB is and continues to be eligible to effect a Registration Statement on Form S-3 covering resales of SCB Common Stock by SCB shareholders, in the event that one or more of the PTI Shareholders shall, on or after July 29, 1998, notify SCB in writing that he or she desire to offer or cause to be offered for public sale shares of SCB Common Stock received (including the Escrow Shares) in the Merger (the "Merger Shares") with a fair market value in excess of $1,000,000, but in no event more than $3,000,000, then SCB will (i) advise the other PTI Shareholder in writing of the receipt of such notice, and (ii) use its best efforts to cause the filing of and, subject to the provisions of Section 10.1(c), maintain for a period of up to 90 days thereafter an effective registration statement pursuant to Rule 415 (or any successor or similar rule of the Securities Act), including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, for the purpose of effecting sales of the Merger Shares requested to be registered by any of the PTI Shareholders. SCB shall be obligated to take action to comply with this Section 10.1 (a) on only one occasion.

        (b) During the period ending one year after the Closing Date, each time that SCB proposes to file a registration statement under the Securities Act with respect to an underwritten offering for cash by SCB of its equity securities on a form that would also permit the registration of the Merger Shares, SCB will give written notice of such proposal to the PTI Shareholders; provided, however, that, if there is an effective registration statement covering the Merger Shares, no such notice pursuant to this Section 10.1(b) shall be required. In such event, each PTI Shareholder may, by written request given within five business days after receipt by the PTI Shareholder of any such notice by SCB, require SCB to cause not less than 50% of the PTI Shareholder's remaining Merger Shares to be included in such registration statement. Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering advise SCB that inclusion of the PTI Shareholder's shares would (i) make it impracticable to conduct an underwritten offering of the SCB Common Stock being registered at the price at which such SCB Common Stock could be sold without such inclusion, or (ii) materially interfere with the success of the offering by SCB, then the number of the shares requested to be included in the registration by the PTI Shareholder may be reduced or eliminated. Notwithstanding anything to the contrary in this Section 10.1(b), SCB may, in its sole discretion and without the consent of any PTI Shareholder, postpone the filing or effectiveness of such registration statement or withdraw any such registration statement and abandon any proposed offering.

        (c) Notwithstanding the foregoing, SCB shall have no obligation to register the resale of any Merger Shares on behalf of a PTI Shareholder or to keep any previously filed registration statement effective pursuant to this Article l0 in the event such shares could be sold by the PTI Shareholder pursuant to Rule 144 promulgated pursuant to the Securities Act.

        10.2 Expenses. Each PTI Shareholder shall bear all brokerage fees, underwriting discounts, and commissions, if any, applicable to the sale of its shares and the related fees and disbursements of its legal counsel and accountants. SCB shall bear all other expenses in connection with any registration of the shares pursuant to this Article 10.

        10.3 SCB Indemnification. In the case of a registration effected by or pursuant to this Article 10, SCB agrees to indemnify and hold harmless each PTI Shareholder against any and all losses, claims, damages, or liabilities to which the PTI Shareholder may become subject under the Securities Act or any other statute or common law, and to reimburse the PTI Shareholder for any reasonable legal or other expense actually and reasonably incurred by it in connection with investigating any claim and defending any action, insofar as such losses, claims, damages, liabilities, or actions arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supplement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 10, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 10.3 shall not apply to such losses, claims, damages, liabilities, or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished to SCB by or on behalf of the PTI Shareholder specifically for use in connection with the preparation of the registration statement or any preliminary prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

        10.4 PTI Shareholder Indemnification. Each PTI Shareholder agrees to indemnify and hold harmless SCB and each person, if any, who controls SCB within the meaning of Section 15 of the Securities Act, its directors, and those officers of SCB who shall have signed the registration statement or any post-effective amendment thereof or any preliminary prospectus or prospectus (as amended or as supplemented, if amended or supplemented as aforesaid) contained in the registration statement against losses, claims, damages, liabilities, or actions which arise out of or are based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the registration statement or any post-effective amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;
(ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the registration statement, or contained in the prospectus (as amended or supplemented if SCB shall have filed with the Securities and Exchange Commission any amendment thereof or supp1ement thereto), if used within the period during which SCB is required to keep the registration statement in which such prospectus is contained current pursuant to the terms of this Article 10, or the omission or alleged omission to state therein a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to SCB by or on behalf of the PTI Shareholder in writing specifically for use in connection with the preparation of the registration statement or any such amendment thereof or supplement thereto.

        10.5 Indemnification Procedure. Each indemnified party shall promptly after the receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained in this
Article 10, notify the indemnifying party in writing of the commencement thereof; provided, however, that the omission to so notify the indemnifying party shall not relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify any indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, jointly and with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall be responsible for any reasonable legal or other expenses subsequently actually incurred by the indemnifying party in connection with the defense thereof; provided further, that if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Article 10, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall be required to reimburse such indemnified party and any person controlling such indemnified party for that portion of the reasonable fees and expenses of any counsel retained by the indemnified party that are related to such different or additional defenses, but not for matters that are beyond the scope of the indemnity agreement provided in this Article 10; and provided further, that no such action shall be settled without the consent of the indemnifying party and the indemnified party, which consent neither party shall unreasonably withhold.

        10.6 Contribution. If the indemnification provided for in this Article 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

        10.7 Orderly Disposition of Shares. Unless otherwise agreed in writing in advance by SCB, the PTI Shareholders may not, during any 30-day period, sell in the aggregate, whether through an effective registration statement or otherwise, more than one-quarter of the total number of Merger Shares. All sales of the Merger Shares shall be effected by one or more brokers who are mutually agreeable to SCB and the PTI Shareholders. This Section 10.7 may be enforced by the delivery of "stop transfer" instructions by SCB to the transfer agent for the SCB Common Stock. When and as the Merger Shares are sold pursuant to the registration statement or otherwise, the PTI Shareholders shall provide SCB with confirmations or other evidence of the sale thereof and the price therefor.

        10.8 PTI Shareholder Information. Each PTI Shareholder shall promptly furnish SCB, upon request, with all information as may be reasonably required for inclusion in the registration statement, or any amendment or supplement thereto. Such information shall be furnished during the period within which SCB is required to effect such registration pursuant to this Article 10 and shall include, without limitation, a description of the nature and method of the proposed offer and sale of the shares.

        10.9 No Injunction. No PTI Shareholder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Article 10.

        10.10 Nonassignable. The rights of the PTI Shareholders pursuant to this
Article 10 are not transferable or assignable to any person, except that such rights shall inure to the benefit of the estate, heirs, or beneficiaries (by will) of a deceased PTI Shareholder.

        10.11 Exclusivity. SCB shall not include in the registration statement filed pursuant to Section 10(a) hereof any shares of SCB Common Stock for sale on behalf of SCB or, any SCB shareholder other than the PTI Shareholders.

        10.12 Additional Representations of SCB. SCB hereby represents and warrants to the PTI Shareholders as follows:

               (a) On March 6, 1997, SCB filed a Registration Statement on Form S-3 with the SEC, which Registration Statement was declared effective on March 13, 1997. SCB has no reason to believe that a registration statement with respect to a resale of the Merger Shares would not be declared effective by the SEC in the ordinary course of the SEC's business.

               (b) Other than a two-for-one stock split in the form of a 100% stock dividend payable on April 27, 1998 to shareholders of record on April 13, 1998, SCB has no present intention to authorize a stock split, stock dividend, recapitalization, or reorganization.

               (c) SCB has no present intention to register the resales of SCB Common Stock by any shareholder of SCB prior to the registration of the Merger Shares of the PTI Shareholders pursuant to Section 10(a) hereof. Notwithstanding the foregoing, nothing in this Article 10 shall prohibit SCB from effecting a registration statement of equity securities on its own behalf and including therein any shares of any shareholder of SCB, including the Merger Shares in accordance with Section 10(b) hereof.

                                   ARTICLE 11.

                               GENERAL PROVISIONS

        11.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to SCB or Merger Sub:                 If to PTI or the PTI Shareholders:

Ben C. Bryant, Jr.                       John Severini
President and Chief                      81P Woodhill Path
  Executive Officer                      St. James, New York 11780
SCB Computer Technology, Inc.
1365 West Brierbrook Road
Memphis, Tennessee 38138


with a copy to:                          with a copy to:

J. Gentry Barden                         John R. Lynch
Bass, Berry & Sims PLC                   The Pavilion, Suite 310
2700 First American Center               200 Old Country Road
Nashville, TN 37238                      Mineola, NY 11501



or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

        11.2 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        11.3 Entire Agreement. This Agreement, the Exhibits, the PTI Disclosure Letter, the SCB Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        11.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        11.5 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

        11.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        11.7 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        11.8 Incorporation of Exhibits. The PTI Disclosure Letter, the SCB Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this

Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        11.10 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby. Notwithstanding anything to the contrary herein the PTI Shareholders shall pay all fees of legal, accounting, financial and other advisors engaged by PTI or the PTI Shareholders in connection with this Agreement and the documents to be executed in connection herewith.

        11.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                       SCB COMPUTER TECHNOLOGY, INC.



                                       By: /s/ Steve N. White
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


                                       PTI ACQUISITION, INC.


                                       By:   /s/ Steve N. White
                                             -----------------------------------
                                       Title:   Executive Vice President
                                                --------------------------------


                                       PROVEN TECHNOLOGY, INC.

                                       By: /s/ John Severini
                                           -------------------------------------
                                       Title: President
                                              ----------------------------------


                                       THE PTI SHAREHOLDERS:


                                       /s/ John Severini
                                       -----------------------------------------
                                       John Severini

                                       /s/ Barbara Severini
                                       -----------------------------------------
                                       Barbara Severini

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER ("Amendment") is made and entered into to be effective as of the 22nd day of April, 1998, by and among SCB Computer Technology, Inc., a Tennessee corporation. ("SCB"), Proven Technology, Inc., a Tennessee corporation and wholly owned subsidiary of SCB (formerly PTI Acquisition, Inc.), and John Severini and Barbara Severini, individuals residing in the State of New York.

         WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger (the "Agreement") dated April 22, 1998 which provides that certain shares of SCB common stock be held in escrow until such time as the independent public accounting firm for SCB shall have issued its audit report on the SCB financial statements as of and for the fiscal year ending April 30, 1999; and

         WHEREAS, the parties hereto desire to amend the Agreement to limit the period such shares may be held in escrow as set forth in this Amendment;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agrees as follows:

         1. Section 3.2(a) of the Agreement is hereby amended to read in its entirety as follows:

         "(a) At the Closing, pursuant to an Indemnity and Escrow Agreement, substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"), the parties shall establish an escrow (the "Escrow Fund") comprised of 54,372 shares of SCB Common Stock (the "Escrow Shares"), which represents 10% of the Merger Consideration issuable to the PTI Shareholders at the Effective Time pursuant to Section 3.1. The Escrow Shares shall be maintained in escrow for the purposes of satisfying claims by SCB for indemnification under Article 9 and the Escrow Agreement until May 1, 1999 (the "Escrow Period")."

         2. Except as specifically set forth herein, the terms and provisions of the Agreement shall remain in full force and effect.

         3. This Amendment shall in all respects be construed in accordance with the laws of the State of Tennessee, without regard to conflict of laws principles.

         4. This Amendment may be executed in counterparts which, together, shall constitute one and the same Amendment.

          IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first above written.

                                       SCB COMPUTER TECHNOLOGY, INC.


                                       By: /s/ Gary McCarter
                                           -------------------------------------
                                       Title: Chief Financial Officer
                                              ----------------------------------


                                       PROVEN TECHNOLOGY, INC.


                                       By: /s/ Gary McCarter
                                           -------------------------------------
                                       Title: Chief Financial Officer
                                              ----------------------------------



                                       /s/ John Severini
                                       -----------------------------------------
                                       John Severini

                                       /s/ Barbara Severini
                                       -----------------------------------------
                                       Barbara Severini